Exhibit 99.1

Allied Nevada Gold Corp. 9790 Gateway Drive Suite 200 Reno, NV 89521 USA	NEWS RELEASE

Allied Nevada Achieves Net Income of $6.1 Million or $0.07 Per Share in Q2 2012

Hycroft Operating Performance In-line with Expectation in Q2; Well Positioned for Ramp-up in the Second Half of 2012

August 7, 2012 | Reno, Nevada—Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE MKT:ANV) is pleased to provide financial and operating results for the three and six months ended June 30, 2012. The results presented in this press release should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed on SEDAR and EDGAR and posted on Allied Nevada’s website at www.alliednevada.com. The financial results are based on United States GAAP (with the exception of the non-GAAP financial measure “adjusted cash costs”) and are expressed in U.S. dollars.

Q2 2012 Highlights:

•

Hycroft production of 30,662 ounces of gold and 208,208 ounces of silver was in-line with Company expectations for the second quarter of 2012. Production is expected to ramp up through the second half of 2012, benefitting from mining in higher grade areas of the mine with an expected 50% increase in mined grades, the increased mining rate with the additional mining equipment, operation of the Lewis leach pad and stacking of solution. The mine is expected to produce approximately 180,000 ounces of gold in 2012.

•

Adjusted cash costs[1] of $527 per ounce in the second quarter of 2012 were as expected. Hycroft has completed the stripping campaign it had planned for the first half of 2012 and expects the strip ratio to decline to below 1:1 for the remainder of the year. Also contributing to expected better unit costs are the additional large capacity haul trucks and loading equipment. With the operation of the third Hitachi EX5500 shovel, unit costs declined 15% in June. As a result of these changes, adjusted cash costs[1] per ounce is expected to decline in the second half of the year and is on track to be within the previously stated guidance range of $475-$495 per ounce.

•

In May 2012, the Company issued CDN $400.0 million of uncollateralized senior notes (the “Notes”) for gross proceeds of $400.4 million after the effect of the cross currency and interest rate swap. As a result of this, cash and cash equivalents at June 30, 2012, were $577.0 million. The Company is now well positioned financially to progress with the expansions at Hycroft.

•

Excavation for the crushing area is complete on schedule. The construction contract for the crusher was awarded in the second quarter and the contractor is mobilizing to begin construction in mid-August. The first major components of the crushing system have begun arriving on site.

•

The final EX5500 shovel arrived and was in operation in June 2012. As of today, the haul fleet currently totals 16 320-ton haul trucks and six 200-ton trucks. Equipment availability has been improving with the current market conditions and shelving of major construction and expansion projects, and the Company is taking advantage by accelerating delivery of equipment where available. Two CAT 345-ton trucks which were not originally scheduled are expected to arrive on site in the third quarter of 2012. The Board of Directors recently approved early expenditure for the three wire rope shovels for which

[1]

Allied Nevada uses the non-GAAP financial measure “adjusted cash costs” in this document. Please see the section at the end of this press release and in the 2012 second quarter Form 10-Q titled “Non-GAAP Financial Measures” for further information regarding these measures.

delivery has been accelerated by an average of one year. The first is expected to be in operation in the fourth quarter of 2013, one full year ahead of original schedule.

•

The public comment period for the Final EIS, which allows for expanded mining areas and construction and operation of the large north and south leach pads, is now closed. Issuance of the record of decision for the Final EIS is imminent. This will allow for mining of the current heap leach reserve and add approximately 16 million square feet of additional leach pad space which will support the heap leach operation for the current life of the mine. With this approval, permitting for the mill construction and associated infrastructure will begin immediately, as per schedule and we anticipate receipt of these approvals in the first quarter of 2013.

•

In connection with the mill expansion, the Company has signed an agreement with a major batch plant provider who is capable of providing all required concrete on site for the entire expansion project. The delivered rates for the concrete are significantly lower than those paid in late 2011 for the new truck shop. Current detailed engineering indicates that the capital required to secure the long-term power transmission and distribution is below the feasibility estimate.

•

The Board of Directors recently approved the capital to secure permanent and temporary housing in Winnemucca for the construction team and increasing workforce. With this, Allied Nevada has partnered with one of Nevada’s premier housing development companies, who have already taken significant steps in procuring the land and approvals needed to move forward with the project.

•

Allied Nevada has significantly strengthened its owner’s expansion team which is lead by Carl Consalus, Vice President, Project Development. The core project team is fully integrated with the Fluor engineering and design team

•

Revenue from sales of 17,762 gold ounces and 174,736 silver ounces in the second quarter of 2012 was $33.7 million, an increase of $0.1 million compared with 20,293 ounces of gold and 85,092 ounces of silver sold for revenue of $33.6 million in the second quarter of 2011. Revenue was higher primarily due to the higher average realized gold price of $1,609 per ounce in the second quarter of 2012 compared with $1,504 per ounce in the same period in 2011. This was partially offset by fewer ounces sold in the second quarter of 2012 as compared with the same period in 2011 as we did not have any sales from carbon and the stacking of lower grade solution onto the leach pad increased in-process inventories. To maximize efficiency of the Merrill Crowe plant, lower grade pregnant solution was recirculated through the leach pad to increase solution grade, which is expected to contribute to increased ounces of gold and silver sold for the remainder of 2012. As previously announced, the Company was unable to process and sell any of its gold and silver laden-carbon as it does not have an on-site carbon strip plant. In June 2012, the Company entered into an agreement with Yukon Nevada Gold Corp. to process its inventory of metal-laden carbon. The first shipment was received by Yukon mid-June, but they were unable to begin processing until mid-July due to minor modifications required to their plant. The Company did not receive any processed gold and silver in the second quarter and continued to stockpile metal on carbon. The Company has purchased a carbon strip vessel and expects it to be operational in the fourth quarter of this year at an anticipated capital cost of $2 million. The Company expects to be current with its sales of metal on carbon by the end of 2012.

•

Allied Nevada achieved net income of $6.1 million or $0.07 per share in the second quarter of 2012, compared with $3.6 million or $0.04 per share in the second quarter of 2011. Net income in the second quarter of 2012 as compared to the same period in 2011 benefited from lower exploration, development and land holding costs which was partially offset by increased interest expense as a result of the May 2012 issuance of the Notes.

•	Cash used in operating activities was $8.3 million in the second quarter of 2012, compared with cash provided by operating activities of $4.1 million in the same period in 2011 as the Company was

2012 Q2 Financial & Operating Results	2

impacted by higher inventories as the increased mining rate and solution pumping built up metal in process.

•

Cash used in investing activities was $41.0 million in the second quarter of 2012 compared with $18.4 million in the same period in 2011. Investing activities in the second quarter of 2012 were primarily capital spending associated with the Hycroft mine expansion. This included amounts for the crusher and associated excavation, mine development, leach pad expansion and mill construction.

•

Cash provided by financing activities was $386.2 million in the second quarter of 2012 compared with cash used in financing activities of $1.5 million for the same period in 2011. During the second quarter of 2012, the Company issued the Notes for gross proceeds of $400.4 million and paid related debt issuance costs of $13.2 million. The Company’s repayments on capital lease obligations increased to $3.1 million as a result of entering into additional leases for haul trucks and shovels.

Hycroft Operations Update

Key operating statistics for the three and six months ended June 30, 2012, compared with the same period in 2011, are as follows:

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Total material mined (thousands of tons)	15,559	7,895	27,017	15,675

Ore grade—gold (oz/ton)	0.012	0.014	0.014	0.014
Ore grade—silver (oz/ton)	0.296	0.406	0.405	0.320

Ounces produced—gold	30,662	22,783	63,135	43,501
Ounces produced—silver	208,208	93,221	374,364	154,972

Ounces sold—gold	17,762	20,293	38,109	41,634
Ounces sold—silver	174,736	85,092	303,042	144,658

Average realized price—gold ($/oz)	$1,609	$1,504	$1,666	$1,451
Average realized price—silver ($/oz)	$29	$36	$31	$35

Average spot price—gold ($/oz)	$1,609	$1,504	$1,651	$1,456
Average spot price—silver ($/oz)	$29	$38	$31	$35

Total adjusted cash costs[1] (thousands)	$9,356	$9,310	$20,161	$20,428
Adjusted cash costs per ounce[1]	$527	$459	$529	$491

Hycroft mined 15.6 million tons of material including 4.4 million tons of ore grading 0.012 ounces per ton (“opt”) gold and 0.296 opt silver that were placed on the leach pad and 0.8 million tons of mill material which was stockpiled for total ore tonnage mined of 5.2 million tons. As planned, the Company produced 30,662 ounces of gold and 208,208 ounces of silver in the second quarter of 2012 and 63,135 ounces of gold and 374,364 ounces of silver in the six months ended June 30, 2012. The variance between gold and silver production compared to ounces sold was primarily due to the Company being unable to recover metal from our carbon columns since the middle of the first quarter of 2012 and the recirculation of lower grade solution through the leach pads.

As previously announced, the Company has signed an agreement with Yukon Nevada to process it metal-laden carbon. As of June 30, 2012, no carbon had been processed. The Company was notified in mid-July

[1]

Allied Nevada uses the non-GAAP financial measure “adjusted cash costs” in this document. Please see the section at the end of this press release and in the 2012 second quarter Form 10-Q titled “Non-GAAP Financial Measures” for further information regarding these measures.

2012 Q2 Financial & Operating Results	3

that Yukon Nevada had begun processing carbon and the Company expects that the 16,331 gold ounces included in carbon at June 30, 2012, will be processed and sold by year end. Furthermore, the Company has purchased a carbon strip vessel and expects it to be operational in the fourth quarter of 2012.

The mine currently pumps 8,500 gallons per minute (“gpm”) of solution to the leach pads. Given that the Merrill Crowe plant can process 5,000 gpm of pregnant solution and the carbon circuit 1,500 gpm of pregnant solution, lower grade excess pregnant solution is recirculated to the pad to increase the solution grade. This maximizes the efficiency of the processing plant by processing higher grade solution. The Company continued to stack solution during the second quarter of 2012. The stacking of solution contributed to the difference between ounces of gold and silver produced and sold. As a result of solution stacking, the solution grade increased during the first six months of 2012 and is expected to continue to increase throughout 2012. This increase in solution grade is expected to result in increased ounces sold for both gold and silver for the remainder of 2012.

The final of the three Hitachi EX5500 shovels became operational in June 2012. Eleven of the new Komatsu 320-ton trucks were in operation by the end of the second quarter and five additional have been placed into operation since the end of the second quarter. The total fleet today is comprised of 16 320-ton trucks and six 200-ton trucks. The mine has also secured two additional CAT 795 345-ton trucks that are expected to arrive on site in the third quarter which will help with construction and operating efforts.

Unit costs have improved with the addition of the larger, more efficient mining equipment as evidenced in June 2012, when unit mining costs decreased 15% from the previous month. Total tons mined increased by 35% from the first quarter 2012 to the second quarter of 2012.

The majority of construction and development efforts in the second quarter of 2012 were focused on excavation of the gyratory crusher location and completion of the 3.0 million square foot Lewis leach pad expansion. Processing of ore on the Lewis leach pad began in the second quarter.

Exploration

Drilling activities at Hycroft in the second quarter of 2012 totaled 50,378 feet in 58 holes and were for engineering in support of the expansion projects at Hycroft. Drilling was primarily for facility condemnation, in-pit resource conversion, and to obtain additional material for ongoing metallurgical testing.

Exploration drilling will ramp up in the third quarter of 2012 with the first pass program commencing at Wildcat and a regional campaign beginning in the Hasbrouck area. The Company will use drilling campaign data to assess mineralized material with results expected to be announced in the first quarter of 2013.

2012 Outlook

Hycroft Operations

Production is expected to ramp up through the remainder of 2012 as the Company realizes benefits from mining higher grade areas of the mine where mined grades are expected to be 50% higher than those mined in the first half of 2012, increased ore tonnage placed on the leach pads over the last six months, increased ore under leach with the operation of the Lewis leach pad, and increased solution grades resulting from ongoing stacking. The Company expects production for 2012 to be approximately 180,000 ounces of gold.

Sales are expected to continue to differ from production due to carbon processing constraints and solution stacking to increase solution grades while managing the Merrill Crowe plant’s current solution processing capacity. As discussed above, the Company signed an agreement with Yukon Nevada to process its metal-laden carbon and expects to have its own carbon strip vessel in operation in the fourth quarter of this year. Total 2012 sales are expected to be approximately 150,000 ounces of gold, with third

2012 Q2 Financial & Operating Results	4

and fourth quarter sales expected to be approximately 40,000 ounces of gold and 70,000 ounces of gold, respectively.

Adjusted cash costs1 of $529 per ounce in the first half of 2012 were as expected. Anticipated decreases in the stripping ratio, declining unit mining costs resulting from the utilization of larger mining equipment, and increased ore tonnage being placed on the leach pad are expected to contribute to decreasing adjusted cash costs per ounce for the remainder of the year. For 2012, the Company continues to expect that the adjusted cash costs1 per ounce will be within the previously stated guidance of $475-$495.

Major Capital Programs

Capital expenditures in 2012 are expected to total approximately $285 million. Significant capital projects include the following: ongoing condemnation and engineering drilling, permitting, progress payments for long-lead fixed and mobile equipment, engineering for the mill and gyratory crushing projects and infrastructure improvements.

The initial capital cost estimate for the Hycroft expansion project is expected to be $1.2 billion. As of June 30, 2012, Allied Nevada had spent or committed $452.4 million, which is in-line with the feasibility estimate and represents approximately 36% of the total capital estimate. All equipment pricing is firm and includes freight and taxes. In the case of the mining equipment, the pricing also includes on-site assembly and commissioning.

Conference Call Information

Allied Nevada will host a conference call to discuss second quarter results on August 8, 2012, at 8:00 am PT (11:00 am ET) followed by a question and answer session.

To access the call, please dial:

Canada & US toll-free – 1-877-974-0445

Outside of Canada & US – 1-416-644-3415

Replay (available until August 22, 2012):

Access code: 4555926#

Canada & US toll-free – 1-877-289-8525

Outside of Canada & US – 1-416-640-1917

An audio recording of the call will be archived on our website at www.alliednevada.com.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

or visit the Allied Nevada website at www.alliednevada.com.

[1]

Allied Nevada uses the non-GAAP financial measure “adjusted cash costs” in this document. Please see the section at the end of this press release and in the 2012 second quarter Form 10-Q titled “Non-GAAP Financial Measures” for further information regarding these measures.

2012 Q2 Financial & Operating Results	5

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws) and the Private Securities Litigation Reform Act, that are intended to be covered by the safe harbor created by such sections. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. Such forward-looking statements include, without limitation, statements regarding the results and indications of exploration drilling currently underway at Hycroft; delays in processing gold and silver, the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; reserve and resource estimates and the timing of the release of updated estimates; estimates of gold and silver grades; anticipated costs, project economics, the realization of expansion and construction activities and the timing thereof and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q (which may be secured from us, either directly or from our website at www.alliednevada.com or at the SEC website www.sec.gov). The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

The technical contents of this news release have been prepared under the supervision of David C. Flint, a Certified Professional Geologist with American Institute of Professional Geologists (A.I.P.G.), #10360, who is Vice President, Exploration for Allied Nevada Gold Corp. and is a Qualified Person as defined by National Instrument 43-101. For further information regarding technical information in relation to the Hycroft property, please see the Technical Report titled “Technical Report, Allied Nevada Gold Corp. Hycroft Mine, Winnemucca, Nevada, USA” dated April 9, 2012, available on www.sedar.com or on the Company’s website.

Non-GAAP Financial Measures

Adjusted cash costs is a non-GAAP financial measure, calculated on a per ounce of gold sold basis, and includes all direct and indirect operating cash costs related to the physical activities of producing gold, including mining, processing, third party refining expenses, on-site administrative and support costs, royalties, and mining production taxes, net of by-product revenue earned from silver sales. Adjusted cash costs provides management and investors with a further measure, in addition to conventional measures prepared in accordance with GAAP, to assess the Company’s performance of the mining operations and ability to generate cash flows over multiple periods. Non-GAAP financial measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

The table below presents a reconciliation between non-GAAP adjusted cash costs to cost of sales (GAAP) for the three and six months ended June 30, 2012 and 2011 (in thousands, except ounces sold):

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Total cost of sales (000s)	$16,539	$13,929	$33,678	$28,624
Less:
Depreciation and amortization (000s)	(2,101)	(1,558)	(4,101)	(3,116)
Silver revenues (000s)	(5,082)	(3,061)	(9,416)	(5,080)

Total adjusted cash costs (000s)	$9,356	$9,310	$20,161	$20,428
Gold ounces sold	17,762	20,293	38,109	41,634
Adjusted cash cost per ounce	$527	$459	$529	$491

2012 Q2 Financial & Operating Results	6

ALLIED NEVADA GOLD CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(US dollars in thousands, except shares)

	(Unaudited) June 30, 2012	December 31, 2011
Assets:
Cash and cash equivalents	$577,027	$275,002
Inventories	58,960	28,305
Ore on leach pads, current	67,540	64,230
Prepaids and other	3,877	6,687
Deferred tax asset, current	1,631	1,795

Current assets	709,035	376,019
Restricted cash	21,905	18,798
Stockpiles and ore on leach pads, non-current	23,293	11,320
Other assets, non-current	22,827	2,196
Plant, equipment and mine development, net	274,412	190,694
Mineral properties, net	44,667	44,706
Deferred tax asset, non-current	18,774	13,473

Total assets	$1,114,913	$657,206

Liabilities:
Accounts payable	$18,642	$26,314
Other liabilities, current	5,294	3,166
Debt, current	17,687	10,306
Asset retirement obligation, current	339	339

Current liabilities	41,962	40,125
Other liabilities, non-current	23,651	9,327
Debt, non-current	452,169	34,245
Asset retirement obligation, non-current	8,335	8,387

Total liabilities	526,117	92,084

Commitments and Contingencies

Shareholders’ Equity:
Common stock, $0.001 par value 200,000,000 shares authorized, shares issued and outstanding: 89,620,544 at June 30, 2012 and 89,646,988 at December 31, 2011	89	90
Additional paid-in-capital	598,168	589,012
Accumulated other comprehensive loss	(3,691)	—
Accumulated deficit	(5,770)	(23,980)

Total shareholders’ equity	588,796	565,122

Total liabilities and shareholders’ equity	$1,114,913	$657,206

2012 Q2 Financial & Operating Results	7

ALLIED NEVADA GOLD CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

(US dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenue	$33,666	$33,580	$72,891	$65,506
Operating expenses:
Production costs	14,438	12,371	29,577	25,508
Depreciation and amortization	2,101	1,558	4,101	3,116

Total cost of sales	16,539	13,929	33,678	28,624
Exploration, development, and land holding costs	1,205	9,628	2,223	18,863
Accretion	141	111	285	223
Corporate general and administrative	4,086	4,735	9,103	12,261

Income from operations	11,695	5,177	27,602	5,535

Interest income	200	114	326	129
Interest expense	(3,318)	(148)	(3,923)	(304)
Other income (expense), net	(372)	6	291	46

Income before income taxes	8,205	5,149	24,296	5,406
Income tax expense	(2,063)	(1,513)	(6,086)	(1,589)

Net income	6,142	3,636	18,210	3,817

Other comprehensive loss, net of tax
Change in fair value of cash flow hedge instruments net of taxes of $4,746	(8,813)	—	(8,813)	—
Amount reclassified to income, net of taxes of $2,758	5,122	—	5,122	—

Other comprehensive loss	(3,691)	—	(3,691)	—

Comprehensive income	$2,451	$3,636	$14,519	$3,817

Income per share:
Basic	$0.07	$0.04	$0.20	$0.04
Diluted	$0.07	$0.04	$0.20	$0.04

2012 Q2 Financial & Operating Results	8

ALLIED NEVADA GOLD CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(US dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Cash flows from operating activities:
Net income	$6,142	$3,636	$18,210	$3,817
Adjustments to reconcile net income for the period to net cash (used in) provided by operating activities:
Depreciation and amortization	2,101	1,558	4,101	3,116
Accretion	141	111	285	223
Stock-based compensation	352	1,091	2,824	5,175
Deferred taxes	(3,150)	915	(3,150)	961
Other non-cash items	544	—	(111)	—
Change in operating assets and liabilities:
Inventories	(14,732)	(2,564)	(26,814)	(3,413)
Stockpiles and ore on leach pads	(4,966)	(8,249)	(13,026)	(12,988)
Prepaids and other	1,352	3,070	3,607	2,311
Accounts payable	2,118	5,056	2,406	5,250
Asset retirement obligation	(193)	—	(337)	(161)
Other liabilities	2,031	(543)	2,091	236

Net cash (used in) provided by operating activities	(8,260)	4,081	(9,914)	4,527

Cash flows from investing activities:
Additions to plant, equipment and mine development	(40,933)	(18,392)	(58,144)	(31,075)
Additions to mineral properties	(100)	(100)	(100)	(100)
Deposits for plant and equipment	—	—	(14,317)	—
Increase in restricted cash	(9)	(8)	(3,107)	(3,922)
Proceeds from other investing activities	—	60	38	100

Net cash used in investing activities	(41,042)	(18,440)	(75,630)	(34,997)

Cash flows from financing activities:
Proceeds on issuance of common stock	12	339	142	611
Proceeds from debt issuance	400,400	—	400,400	—
Payments of debt issuance costs	(13,172)	(476)	(13,172)	(476)
Repayments of principal on capital lease agreements	(3,097)	(1,336)	(5,887)	(2,246)
Excess tax benefit from stock-based awards	2,063	—	6,086
Proceeds from other financing activities	—	15	—	15

Net cash provided by (used in) financing activities	386,206	(1,458)	387,569	(2,096)

Net increase (decrease) in cash and cash equivalents	336,904	(15,817)	302,025	(32,566)
Cash and cash equivalents, beginning of period	240,123	321,080	275,002	337,829
Cash and cash equivalents, end of period	$577,027	$305,263	$577,027	$305,263

Supplemental cash flow disclosures:
Cash paid for interest	$726	$359	$1,503	$603
Cash paid for taxes	3,150	—	3,950	—
Non-cash financing and investing activities:
Mining equipment acquired by capital lease	28,626	1,069	28,626	12,336
Accounts payable reduction through capital lease	$—	$—	$10,047	$—

2012 Q2 Financial & Operating Results	9